EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Financial Contact:

Janie Brown, Chief Financial Officer

503-359-2653

Merix Corporation Announces Results for First Quarter FY 2005

Merix will conduct a conference call and live webcast on September 22, 2004 at 2:00 p.m. PT. To access the webcast, log on to www.merix.com. A replay of the webcast will be available beginning at 5:00 p.m. PT on September 22, 2004. A phone replay will be available until approximately midnight on September 29, 2004 by calling (719) 457-0820, access code 847723.

FOREST GROVE, OR, September 22, 2004 - Merix Corporation (NASDAQ:MERX) today announced results for the first quarter of fiscal 2005 ended August 28, 2004. Sales for the first quarter increased 37% to $42.1 million compared to $30.7 million for the first quarter of fiscal 2004. The net loss in the first quarter of fiscal 2005 was $2.0 million or $0.10 per share compared to a net loss of $2.2 million or $0.15 per share in the first quarter of fiscal 2004. The pro-forma loss in the first quarter of fiscal 2005 was $0.07 per share compared to a pro-forma loss of $0.09 per share in the same period of the prior year. Sales for the fourth quarter of fiscal 2004 were $44.5 million with a pro-forma loss of $0.05 per share.

Pro-forma loss per share excludes a valuation allowance against deferred taxes because management believes the valuation allowance is not representative of underlying trends in the Company’s performance and excluding it provides investors with additional information to compare the Company’s results over multiple periods. See Related Financial Highlights in this earnings release for a reconciliation of GAAP earnings to non-GAAP financial measures.

Gross margin improved to 10.4% in the first quarter of fiscal 2005 from 6.7% in the year ago quarter and from 9.0% in the fourth quarter of fiscal 2004. The improvement in gross margin compared to the year ago quarter was primarily attributable to a more profitable sales mix, partially offset by increased costs associated with the Wood Village capacity expansion and higher material costs. The improvement in gross margin in the first quarter of 2005 compared to the fourth quarter of fiscal 2004 was primarily the result of lower costs.

In line with prior guidance, SG&A expense in the first quarter of fiscal 2005 included a charge of $768 thousand related to the abandonment of a business opportunity in Asia. SG&A in the first quarter also includes about $250 thousand incremental expense for audit and consulting fees related to compliance with the internal control provisions of Sarbanes-Oxley Section 404.

The balance sheet continues to be strong at the end of the first quarter with cash and investments of $117.0 million and debt to total capitalization of 11%. Capital expenditures were $6.6 million during the quarter, consisting largely of milestone payments on manufacturing equipment for the Wood Village Phase I capacity expansion.

Mark Hollinger, Chairman and Chief Executive Officer of Merix, stated, “We believe our results in the first quarter were affected by excess inventory levels at some customers, which contributed to a lower level of demand. In the last half of the quarter, demand accelerated and order levels increased from several customers. We are supporting program ramps at some newer customers and, in addition, we believe that excess inventories have been reduced. Our book-to-bill ratio for the first quarter of fiscal 2005 was 1.13 to 1.0 and our 90-day backlog at the end of the quarter increased to $25.2 million compared to $19.8 million last quarter. As we expected, our quick-turn and premium service orders in the quarter comprised 27% of sales compared to 32% of sales in the fourth quarter of fiscal 2004.”

“Looking at the second quarter of fiscal 2005, we expect sales to range between $43.0 and $47.0 million as a result of increases in unit shipments. However, we have seen competitive pricing in the market for both quick-turn and volume orders which we believe will result in lower average pricing in our second quarter. We expect our financial results will range between a loss of $0.06 per share and breakeven. Pro-forma results, which include the impact of income taxes using an estimated effective tax rate of 35%, are expected to range between a loss of $0.04 per share and breakeven,” continued Hollinger.

“We have continued to expand our global sales and customer service organization to accelerate the growth of our quick-turn business. Our strategy for gaining market share continues to be to support our customers in their system design and development activities with our engineering and quick-turn service offering and then facilitate their production ramp as their products go to market,” concluded Hollinger.

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, high-end computing, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward-looking statements in this release relating to the Company’s prospects, including statements related to estimates of financial results for the second quarter of fiscal 2005, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: changes in customer order levels, product mix and inventory build-up; lower than expected or delayed sales; changes in demand for our quick-turn and premium services; pricing and other competitive pressures in the industry from domestic and global competitors; our ability to fully utilize our assets and control costs; our ability to control or pass through the cost of raw materials and supplies; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 29, 2004. Merix Corporation does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein.

MERIX CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share data, unaudited)

	Three Months Ended
	August 28, 2004	August 30, 2003
Net sales	$42,130	$30,728
Cost of sales	37,737	28,660

Gross profit	4,393	2,068

Engineering	1,801	1,307
Selling, general and administrative	4,527	2,662

Total operating expense	6,328	3,969

Operating loss	(1,935)	(1,901)
Interest and other expense, net	(38)	(346)

Loss before taxes	(1,973)	(2,247)

Income tax expense	1	—

Net loss	$(1,974)	$(2,247)

Net loss per diluted share	$(0.10)	$(0.15)

Shares used in per share calculations	19,113	14,701

MERIX CORPORATION

CONDENSED BALANCE SHEETS

(in thousands)

	August 28, 2004	May 31, 2004
	(unaudited)
Assets
Cash and short-term investments	$116,988	$124,530
Accounts receivable, net	30,976	30,051
Inventories	9,524	9,622
Other current assets	1,723	1,312

Total current assets	159,211	165,515

Property, plant and equipment, net	88,510	84,021
Other assets	595	645

Total assets	$248,316	$250,181

Liabilities and Shareholders’ Equity
Accounts payable	$19,652	$19,255
Accrued compensation	2,745	3,997
Accrued warranty	1,086	1,061
Other accrued liabilities	2,117	2,085

Total current liabilities	25,600	26,398

Long-term debt	25,000	25,000
Other long-term liability	630	368

Total liabilities	51,230	51,766

Shareholders’ equity	197,086	198,415

Total liabilities and shareholders’ equity	$248,316	$250,181

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars and shares in thousands, except EPS)

	Q1 04		Q4 04		Q1 05
SUMMARY OPERATING RESULTS
Net Sales	100.0%	$30,728	100.0%	$44,520	100.0%	$42,130
Cost of Sales	93.3%	28,660	91.0%	40,521	89.6%	37,737
Gross Margin	6.7%	2,068	9.0%	3,999	10.4%	4,393
Engineering Expense	4.2%	1,307	3.8%	1,684	4.3%	1,801
Selling, General & Administrative Expense	8.7%	2,662	8.5%	3,789	10.7%	4,527
Total Operating Expense	12.9%	3,969	12.3%	5,473	15.0%	6,328
Operating Loss	-6.2%	(1,901)	-3.3%	(1,474)	-4.6%	(1,935)
Interest and Other Expense, net	-1.1%	(346)	-0.3%	(141)	-0.1%	(38)
Pretax Loss	-7.3%	(2,247)	-3.6%	(1,615)	-4.7%	(1,973)
Net Loss	-7.3%	(2,247)	-3.6%	(1,615)	-4.7%	(1,974)
Effective Tax Rate		0.0%		0.0%		0.0%
Shares for EPS		14,701		19,010		19,113
Net Loss Per Share		$(0.15)		$(0.08)		($0.10)

SALES BY END MARKETS (% of Sales)
Communications	78%	$23,911	82%	$36,326	82%	$34,522
High-End Computing & Storage	11%	3,215	5%	2,530	6%	2,569
Test & Measurement	6%	1,949	6%	2,613	7%	2,750
Other	5%	1,653	7%	3,051	5%	2,289

OTHER FINANCIAL DATA
Cash (used in) provided by Operations		$(926)		$324		$(1,110)
Debt to Total Capital		0.20		0.11		0.11
EBITDA		$488		$1,575		$1,293
Capital Expenditures		$557		$6,300		$6,619
Depreciation and Amortization (% of sales)	7.9%	$2,441	7.0%	$3,123	7.8%	$3,293

	Q1 04		Q4 04		Q1 05		Q2 05
	EPS	Net Loss	EPS	Net Loss	EPS	Net Loss	EPS Guidance
NON-GAAP EARNINGS RECONCILIATIONS
GAAP Net Loss	$(0.15)	$(2,247)	$(0.08)	$(1,615)	$(0.10)	$(1,974)	$(0.06) - $0.00
Pro-forma Adjustments:
-Valuation allowance on deferred tax asset	$0.06	899	$0.03	594	$0.04	691	$0.02 - $0.00

Pro-forma Net Loss	$(0.09)	$(1,348)	$(0.05)	$(1,021)	$(0.07)	$(1,283)	$(0.04) - $0.00

GAAP Net Loss		$(2,247)		$(1,615)		$(1,974)
Add back items:
Interest Expense		409		407		409
Interest Income		(115)		(340)		(436)
Income Taxes		—		—		1
Amortization Expense		74		78		74
Depreciation Expense		2,367		3,045		3,219

EBITDA		$488		$1,575		$1,293